As filed with the Securities and Exchange Commission on January 16, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NETWORK CN INC.
(Exact name of registrant as specified in its Charter)

Delaware	90-0370486
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Room 2120 and 2122, Leighton Centre,
77 Leighton Road, Causeway Bay, Hong Kong
(Address of Principal Executive Offices)

NETWORK CN INC. AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN
 (Full title of the plan)

Earnest Leung Chief Executive Officer Room 2120 and 2122, Leighton Centre, 77 Leighton Road, Causeway Bay, Hong Kong (852) 2833-2186	Scott C. Kline, Partner Kline Law Group, P.C. 100 Pine Street, Suite 1250, San Francisco, California 94111 (415) 745-3636
(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                                                                                      Accelerated filer ☐
Non-accelerated filer  ☐ (Do not check if a smaller reporting company)    Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value per share	8,800,000	$0.03025	$266,200	$34.29

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional securities that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(c) and Rule 457(h)(1) and based upon the average of the high and low sale prices on January 15, 2014 as reported by the Over The Counter Bulletin Board.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the "Commission"), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents By Reference.

The following documents, which have been filed by Network CN Inc. (the "Company") with the Commission, are incorporated in this Registration Statement by reference:

(a)       The Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Commission on May 10, 2013, pursuant to Section 13(a) or 15(d) of the Exchange Act, which includes audited financial statements for the Company’s latest fiscal year;

(b)       The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the Commission on May 28, 2013;

(c)       The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed with the Commission on August 14, 2013;

(d)       The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 filed with the Commission on November 14, 2013;

(e)       All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

(f)        The description of the Company’s common stock, par value $0.001 per share, contained in the Registration Statement on Form 10-SB (File No. 033-87994) filed with the Commission on September 3, 1999, including any further amendments or reports filed hereafter for purposes of updating such description.

All documents subsequently filed by the Company with the Commission, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

The description of the Company’s Common Stock contained in the Registration Statement on Form 10-SB (File No. 033-87994) filed with the Commission on September 3, 1999, including any further amendments or reports filed hereafter for purposes of updating such description, is hereby incorporated by reference.

Item 5.    Interests of Named Experts and Counsel.

Not Applicable.

Item 6.    Indemnification of Officers and Directors.

Section 145(a) of the Delaware General Corporation Law provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.” With respect to derivative actions, Section 145(b) of the Delaware General Corporation Law provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor . . . [by reason of such person’s service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

The Company’s Amended and Restated Certificate of Incorporation and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted under the Delaware General Corporation Law, except that the Company will not be required to indemnify such person if the indemnification sought is in connection with a proceeding initiated by such person without the authorization of the board of directors. As permitted by the Company’s Bylaws, the Company may obtain insurance on behalf of its directors and officers against liability arising out of his or her actions in such capacity, regardless of whether the Company has the power to indemnify such individual against such liability under the provisions of the Delaware General Corporation Law.

The indemnification provision in the Company’s Amended and Restated Certificate of Incorporation Bylaws may be sufficiently broad to permit indemnification of the Company’s officers and directors for liabilities arising under the Securities Act.

Item 7.    Exemption from Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

Exhibit Number	Description

4.1*	Form of stock certificate for the common stock, par value $0.001 per share, of Network CN Inc.
4.2*	Network CN Inc. Third Amended and Restated 2007 Equity Incentive Plan.
5.1*	Opinion of Kline Law Group as to the legality of the securities registered hereunder.
23.1*	Consent of Independent Auditor – Union Power HK CPA Limited
23.2*	Consent of Kline Law Group (contained in Opinion of Kline Law Group, filed as Exhibit 5.1 herewith).
24.1*	Power of Attorney (set forth on the signature page to this Registration Statement).

*Filed herewith.

Item 9.    Undertakings.

(A)           The undersigned Registrant hereby undertakes:

  (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)    To include any additional or changed material information with respect to the plan of distribution not previously disclosed in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on January 16, 2014.

NETWORK CN INC.

By:	/s/ Earnest Leung
Earnest Leung
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby severally constitutes and appoints Earnest Leung , as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this registration statement on Form S-8, including any post-effective amendments hereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title and Date

/s/Earnest Leung	Chairperson & Chief Executive Officer	January 16, 2014
Earnest Leung

/s/ Gerald Godfrey	Director	January 16, 2014
Gerald Godfrey
/s/ Charles Liu	Director	January 16, 2014
Charles Liu

/s/ Shirley Cheng	Interim Chief Financial Officer	January 16, 2014
Shirley Cheng